Exhibit 10.13

Anchorage Capital Group, L.L.C.
610 Broadway
6th Floor
New York, NY 10012
Tel:    212.432.4600
Fax:    212.432.4601

October 23, 2015
Conn’s, Inc.
4055 Technology Forest Blvd., Suite 210
The Woodlands, Texas 77381

This Agreement is entered into as of October 23, 2015 (this “Agreement”) between Conn’s, Inc., a Delaware corporation (the “Company”), and Anchorage Capital Group, L.L.C. (“Anchorage” or “we”). We have discussed with you our desire to be able to acquire shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company. In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Anchorage agree as follows:

1.
We acknowledge that, as of the date hereof, Anchorage, its funds and accounts under management and its and their Affiliates and Associates (as defined in Section 203 of the Delaware General Corporation Law (“Section 203”)) and any other person or entity through which any of them owns (“own” as used throughout this Agreement, including the term “owner”, as defined in Section 203) shares of Common Stock (together, the “Restricted Persons”) own less than 15% (the “Threshold Percentage”) of the outstanding Common Stock. We represent that, as of the date hereof, we are not a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Common Stock with any person other than our funds and accounts under management and our and their Affiliates and Associates.

2.
For purposes of this Agreement, provided that the ownership of the outstanding Common Stock by the Restricted Persons exceeds the Threshold Percentage on or before January 23, 2017, any acquisition of shares of Common Stock (or instrument exercisable or convertible into Common Stock) by any Restricted Person after the date of this Agreement and prior to the first date, if ever, on which the Restricted Persons collectively own less than 10.0% of the outstanding shares of Common Stock for a period of at least three consecutive months, which acquisition does not, as to Associates to Anchorage's knowledge, result in the Restricted Persons collectively owning more than 7,870,657 shares of Common Stock (as adjusted to take into account any stock split, stock dividend or distribution, reclassification, restructuring, combination, exchange of shares or similar transaction) shall be a “Permitted Additional Acquisition”. The Company and the Board of Directors of the Company (the “Board”) have approved all Permitted Additional Acquisitions for purposes of Section 203. The Company and Board represent, warrant and agree that, provided that the ownership of the outstanding Common Stock by the Restricted Persons exceeds the Threshold Percentage on or before January 23, 2017, and the Restricted Persons do not, as to Associates to Anchorage's knowledge, own at any time after the date of this Agreement more 7,870,657 shares of Common Stock (as adjusted to take into account any stock split, stock dividend or distribution, reclassification, restructuring, combination, exchange of shares or similar transaction): (i) all Permitted Additional Acquisitions by any of the Restricted Persons are approved for purposes of Section 203, (ii) each of the Restricted Persons has been approved as an “interested stockholder” under Section 203, and (iii) the Restricted Persons shall not be subject to any of the limitations applicable to “interested stockholders” under Section 203 and shall not be restricted from engaging in any “business combination” (as defined in Section 203) with the Company as a result of any Permitted Additional Acquisition. The Board shall not adversely modify, amend or revoke such approvals.

3.
To the extent that any of the Restricted Persons acquire Common Stock (or securities convertible or exercisable into Common Stock) such that that as a result of such acquisition the Restricted Persons own more than 15% of the outstanding Common Stock, and thereafter any of the Restricted Persons sells shares such that as a result of such sale the Restricted Persons own less than 15% of the outstanding Common Stock, then all subsequent acquisitions of Common Stock (or securities convertible or exercisable into Common Stock) by the Restricted Persons that do not, as to Associates to Anchorage's knowledge, result in the Restricted

DOC ID - 23613061.11

Persons owning more than 7,870,657 shares of Common Stock (as adjusted to take into account any stock split, stock dividend or distribution, reclassification, restructuring, combination, exchange of shares or similar transaction), shall be Permitted Additional Acquisitions.

4.
Except as otherwise set forth herein, Anchorage agrees that, during the fifteen month period after the date hereof, Anchorage shall not and shall cause its Affiliates not to, without the prior written consent of the Company:

a.
make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a “Person”) with respect to the voting of any of the Common Stock;

b.	propose or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

c.	vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

d.
form, join or otherwise participate in any “partnership, limited partnership, syndicate or other group” (other than any group that includes only some or all of the Restricted Persons) within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company); provided that the foregoing shall not be deemed to restrict any discussions or other interactions among the Restricted Persons and any other Persons in connection with any debt securities or instruments of the Company;

e.
separately, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose publicly or participate in, effect or seek to effect, any of the following involving the Company or any of its material subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its material subsidiaries: any tender offer or exchange offer, rights offering, spin-off, public offering of securities, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution; provided, however, that nothing herein shall limit the ability of Anchorage or any of its Affiliates to propose, participate in, effect or seek to effect any such transaction in connection with a potential restructuring of the Company following the commencement, whether voluntary or involuntary, of any bankruptcy or similar proceeding with respect to the Company, the appointment of a receiver, trustee, assignee, liquidator or similar official with respect to the Company, a general assignment by the Company for the benefit of its creditors, or the Company admitting in writing that it is generally unable to pay its debts as they become due;

f.	seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or other Company records;

g.
take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit Anchorage and its Affiliates, in a manner not for the purpose of circumventing the provisions of this subparagraph (g), from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC;

DOC ID - 23613061.11

h.
transfer, pledge, hypothecate, encumber, assign, or otherwise dispose of, directly or indirectly, any shares of Common Stock to (x) any person that Anchorage can determine from publicly available information beneficially owns, or as a result of such transfer or other disposition would beneficially own, 14.99% or more of the then-outstanding shares of Common Stock or (y) any person that reasonably can be determined from publicly available information is an Affiliate or Associate of such stockholder described in the foregoing clause (x); provided, that, for the avoidance of doubt, nothing herein shall be deemed to prohibit Anchorage and its Affiliates from holding shares of Common Stock in margin accounts in the ordinary course of business;

i.
sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Common Stock held by Anchorage and its Affiliates to any third party;

j.	publicly request or express a desire that the Company amend, waive, grant any consent under or otherwise not enforce any provision of this Section 4; or

k.	otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.
Notwithstanding the foregoing, nothing in this Agreement shall in any way be deemed to limit the ability of Anchorage or any of its Affiliates to (i) vote or tender shares of Common Stock in its sole discretion, except as provided in Section 4(c), (ii) make any public statement or announcement with respect to an Extraordinary Transaction (as defined below) proposed by the Company that requires a vote of the Company's stockholders and that is publicly announced by the Company after the date of this Agreement or (iii) engage in any Open Market Transaction.

5.
The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this Agreement, and that in addition to all other remedies which we or the Company may have, each of the parties hereto will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of posting any bond.

6.
It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8.
This Agreement, including, without limitation, the provisions of this Paragraph 8, may not be amended, modified, terminated or waived, in whole or in part, except upon the prior approval of a majority of the members of the Board who are not Associates or Affiliates of ours and who have not been nominated to serve on the Board by us or any of our Affiliates, Associates or any persons with whom we have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (the “Disinterested Directors”) and by a separate writing signed by the Company, if so authorized by such Disinterested Directors, and us expressly so amending, modifying, terminating or waiving such agreement or any part hereof. Any amendment, modification, termination or waiver of this Agreement or any part hereof made that does not comply with the provisions of this Paragraph 8 shall be void and of no legal effect. Notwithstanding anything herein to the contrary, this Agreement shall terminate and cease to be of any further effect immediately upon the acquisition by any of the Restricted Persons of shares of Common Stock (or securities convertible or exercisable into Common Stock) that does not constitute a Permitted Additional Acquisition.

9.
This Agreement will be binding upon the parties hereto and their respective heirs, successors and assigns, and will inure to the benefit of the parties hereto (and in our case, the Restricted Persons) and their respective heirs, successors and assigns; ; provided, however, that Anchorage may not assign, or cause to be assigned, any of its rights under this Agreement or delegate, or cause to

DOC ID - 23613061.11

be delegated, any of the obligations relating to Anchorage or its Affiliates under this Agreement by operation of law or otherwise, without the prior written consent of the Company.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than Anchorage and the Company and their respective permitted successors and permitted assigns, any right or remedy under or by reason of this Agreement.

10.
For purposes of this Agreement, (i) "Extraordinary Transaction" means any merger, consolidation, amalgamation, arrangement, tender or exchange offer, purchase, disposition, sale or transfer of assets or securities, dissolution, liquidation, reorganization, recapitalization, change in authorized or outstanding capital stock, issuances of capital stock other than in employee or director compensatory plans, dividend, share repurchase or other business combination or transaction involving the Company, its subsidiaries or its business and (ii) "Open Market Transaction" means any purchase or sale of debt or securities (i) from the Company or its agent or (ii) on a securities exchange or trading system where the identity of the counterparty to such purchase or sale is unknown to any Restricted Person.

11.
This Agreement may be executed in two (2) or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed Agreement shall be deemed to be originals thereof.

12.
Each party agrees and consents to personal jurisdiction and service of process and exclusive venue in the federal district court for the District of Delaware, of the State of Delaware for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regards to its conflicts of law principles.

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Very truly yours,

ANCHORAGE CAPITAL GROUP, L.L.C.

By: /s/ Natalie A. Birrell
Name: Natalie Birrell
Title: Chief Operating Officer

Confirmed and agreed to as of
the date first written above:

CONN’S, INC.

By: /s/ Robert F. Bell
Name: Robert F. Bell
Title: VP and General Counsel

DOC ID - 23613061.11